Exhibit 4(c)

The Lincoln National Life Insurance Company
INDEXED ACCOUNT(S) RIDER

This Rider is made a part of the entire Contract to which it is attached and is effective on the Contract Date.  Except as stated in this Rider, it is subject to all provisions contained in the Contract. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control.

ALL CONTRACT VALUES PROVIDED BY THIS RIDER MAY INCREASE OR DECREASE IN VALUE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

DEFINITIONS
Defined terms are set forth in the Contract to which this Rider is attached or are added or amended by this Rider.

Anniversary Date is the same calendar month and day as the initial Start Date, each calendar year. If in any calendar year such Anniversary Date is not a Valuation Date, any transactions involving the Indexed Account(s) that should have occurred on the Anniversary Date will be processed by Us on the first Valuation Date following that Anniversary Date.
Company, Our, Us, We refer to The Lincoln National Life Insurance Company.
Contract Value, for the purpose of this Rider, means prior to the Annuity Commencement Date, the sum of the values of the Variable Subaccount(s), the Fixed Account, if available, the Transfer Account and Segment(s) as determined on a given Valuation Date.
Crediting Base is the amount used to determine the Segment Maturity Value as described in the Segment Maturity Value provision in this Rider and the Interim Value as described in the Interim Value provision of this Rider. The Crediting Base is not available for a withdrawal, transfer, surrender or as a Death Benefit.
End Date is the Anniversary Date that coincides with the last calendar day of a Term for a maturing Segment and the date on which We determine the Segment Maturity Value.
Index, as designated by Us, is the measure used, in part, to determine the Performance Rate for a particular Indexed Account. The Index or Indices available on the Contract Date are shown in the Indexed Account(s) Contract Specifications.
Indexed Account is an account that We establish, subject to the terms of this Rider.
Index Value means the published closing value of an Index on a Valuation Date. If a value is not published for a particular day, We will use the closing value on the next Valuation Date it is published.
Performance Cap is the maximum percentage We will use to determine the Performance Rate when the Percentage Change in the Index Value on the End Date [(or on each Anniversary Date including the End Date for Segments with Annual Locks,] is positive. The Performance Cap used during the Term is declared prior to the Start Date of each Segment and it may differ from the Performance Cap(s) used for other Segments.
[Protection Level] is the maximum percentage of loss We will absorb when determining the Performance Rate on the End Date [(or on each Anniversary Date, including the End Date for Segments with Annual Locks], if the Percentage Change in the Index Value on that End Date [(or on each Anniversary Date, including the End Date, for Segments with Annual Locks,] is negative.
Segment(s) is/are the specific Indexed Account option(s) established for the Owner.
Start Date is the Valuation Date on which the Term for a Segment begins. The initial Start Date is the Valuation Date on which the Term for the initial Segment(s) begins.
Term is the period beginning on the Start Date of a Segment to the End Date.
Transfer Account is an account that We designate to hold any portion of Purchase Payments made within the period shown under the Transfers to the Initial Indexed Account(s) in the Indexed Account(s) Contract Specifications that are to be allocated pursuant to the Owner's instructions on file with Us.

THE INDEXED ACCOUNT(S)

The Indexed Account(s)
This Rider provides for one or more Indexed Account(s). Each Indexed Account is established with an associated Index, [Protection Level] and a Term [with no Annual Locks or with Annual Locks]. Indexed Account(s) information is shown in the Indexed Account(s) Contract Specifications. All or a portion of the assets supporting the Indexed Accounts will be held in a separate account within Our general account. This is a non-unitized separate account and is not registered as an investment company with the SEC under the Investment Company Act of 1940.  We own the assets held in the separate account.

We reserve the right to add one or more Indexed Account(s). We also reserve the right to withdraw one or more Indexed Account(s).  If an Indexed Account is added or withdrawn, We will notify the Owner.

Should We withdraw an Indexed Account and a Segment of that Indexed Account has not yet reached its End Date, the Segment will not terminate until its End Date, but such Indexed Account will not be available thereafter.

Segments
The Owner may allocate Purchase Payments or transfer Contract Value to one or more of the available Indexed Accounts as described in the Allocations and Transfers provision of this Rider. A new Segment is established upon an allocation or when a transfer is made to an Indexed Account. Each Segment in a particular Indexed Account has a specific Start Date, End Date, Crediting Base, Performance Cap and Performance Rate(s).

More than one Segment may be established on the same Valuation Date. However, We may limit the number of Segments of the same Term, greater than one year, with different End Dates that can be in effect at any one time.

The value of a Segment on the Start Date is equal to the initial Crediting Base. On each Valuation Date following the Start Date and prior to the End Date, the value of a Segment is equal to the Interim Value.  On the End Date, the value of a Segment is equal to the Segment Maturity Value.

A Segment will terminate on the Valuation Date that the Crediting Base is reduced to $0 due to a transfer or withdrawal (which includes any applicable CDSC and premium tax deductions).

Allocations and Transfers
General
Prior to the date this Rider terminates, the Owner may (a) establish Segment(s) by directing allocations and transfers to one or more of the available Indexed Account(s); or (b) transfer amounts from the Segments, in accordance with the terms and conditions set forth below. Each allocation and transfer is made pursuant to the Owner's instructions and is subject to the minimum allocation requirements shown in the Indexed Account(s) Contract Specifications.

Allocation and Transfer of Amounts to the Indexed Account(s)
Allocations or transfers to the initial Segment(s) occur on the initial Start Date. The initial Start Date may be established on (a) the Contract Date, (b) delayed for the period shown under Transfers to the Initial Indexed Account(s) in the Indexed Account Contract(s) Specifications, or (c) on any Valuation Date after the Contract Date (other than February 29th).

If the Owner delays the initial Start Date for the period shown under Transfers to the Initial Indexed Account(s) in the Indexed Account(s) Contract Specifications, allocations or transfers will be held in the Transfer Account until the last day of such period, at which time the value of the Transfer Account will be automatically transferred to Segment(s) selected by the Owner, pursuant to the Owner's instructions on file with Us.  Such transfers are not subject to any minimum allocation requirements. No further transfers or allocations into or out of the Transfer Account will be permitted thereafter.

After the initial Start Date, allocations and transfers to an available Indexed Account to establish a Segment may only be made on an Anniversary Date.

In addition, no allocations or transfers can be made:
(a)	to an existing Segment after its Start Date;
(b)	to a new Segment with a Term that would extend beyond the Contract Maturity Date; or
(c)	to a new Segment after the Owner's election to receive payments under an Annuity Payment Option in accordance with the Effect of Annuitization provision below.

Transfers of Amounts from a Segment
Transfer of Segment Maturity Value must be made on the End Date of a Term, in accordance with the Annual Notice provision below.

All Transfers from a Segment that has not reached its End Date will be at the Interim Value as determined under the Interim Value provision of this Rider. The Crediting Base for each Segment will be reduced proportionately, on the Valuation Date the transfer was processed by the percentage the transfer reduces the Interim Value for that Segment.

Transfers from a Segment that do not occur on an Anniversary Date may only be made to the Variable Subaccount(s) or the Fixed Account, if available. Transfers from a Segment on an Anniversary Date may be made to a new available Segment, the Variable Subaccount(s) or the Fixed Account, if available.

Annual Notice
Within the period shown in the Indexed Account(s) Contract Specifications under Annual Notice, We will notify the Owner of the next Anniversary Date. The Owner's instructions for new allocations or transfers must be received in good order at Our Servicing Office within the period shown in the Indexed Account(s) Contract Specifications under Allocation and Transfer Instructions. If We receive the Owner's instructions within such period, We will process any new allocations or transfers on that Anniversary Date, pursuant to the instructions We received.

On the End Date, We will transfer Segment Maturity Value(s) pursuant to the instructions We received.

If the Owner's instructions are not received at Our Servicing Office within the period shown in the Indexed Account(s) Contract Specifications under Allocation and Transfer Instructions, no transfers to the Indexed Accounts to establish new Segments will occur. However, in the case of maturing Segments, the Segment Maturity Value will be automatically transferred to a new Segment of the exact type of Indexed Account as the maturing Segment with the then currently available Performance Cap. If We have withdrawn such Indexed Account or the Segment Maturity Value of the maturing Segment is less than the minimum allocation requirements shown in the Indexed Account(s) Contract Specifications, the Segment Maturity Value will be transferred to a Variable Subaccount(s) or the Fixed Account, if available, chosen by Us.

Segment Maturity Value
The Segment Maturity Value is the value of a Segment on the End Date[. The Segment Maturity Value for Segment(s) with no Annual Locks and Segment(s) with Annual Locks is determined] as described in the provisions below.

[Segment Maturity Value for Segment(s) with no Annual Locks]
The Segment Maturity Value is the amount equal to the sum of (A) and ((A) multiplied by (B)), where:
(A)	is the Crediting Base on the End Date; and
(B)	is the Performance Rate, as determined in the Determining the Performance Rate on the End Date provision below.

The Crediting Base on the Start Date of a Segment is equal to the initial amount allocated or transferred to it. Thereafter during the Term, the Crediting Base is adjusted upon a withdrawal (which includes any applicable CDSC, premium tax deductions or any quarterly Rider Charge described in any Riders attached to the Contract), in accordance with Withdrawals under the General Provisions section of this Rider, or any transfers, in accordance with Transfers of Amounts from a Segment under the Allocations and Transfers provision of this Rider.

Determining the Performance Rate on the End Date
The Performance Rate is the specific Percentage Change in the Index Value between two points in time, the Start Date and the End Date as calculated in the Percentage Change in the Index Value on the End Date provision below, adjusted by the [Protection Level] and subject to the Performance Cap.

If the Percentage Change of the Index Value on the End Date is positive and equal to or greater than the Performance Cap, then the Performance Rate equals the Performance Cap. Otherwise, if the Percentage Change is positive and less than the Performance Cap, the Performance Rate equals the Percentage Change of the Index Value.

If the Percentage Change of the Index Value on the End Date is negative and the absolute value of the Percentage Change is less than or equal to the [Protection Level], then the Performance Rate equals zero. Otherwise, if the Percentage Change is negative and the absolute value of the Percentage Change is greater than the [Protection Level], the Performance Rate is equal to the Percentage Change of the Index Value on the End Date plus the [Protection Level]. If We offer a Segment with a 100% [Protection Level] and the Percentage Change of the Index Value on the End Date is negative then the Performance Rate for such Segments will equal zero.

Percentage Change in the Index Value on the End Date
The Percentage Change used to determine the Performance Rate equals the percentage increase or decrease in the Index Value on the End Date over the Index Value as of the Start Date.
The Percentage Change is calculated by (A) divided by (B), where:
(A)	is the Index Value on the End Date minus the Index Value on the Start Date; and
(B)	is the Index Value on the Start Date.

[Segment Maturity Value for Segment(s) with Annual Locks
The Segment Maturity Value is the amount equal to the Crediting Base after the calculation of the adjustment to the Crediting Base on the End Date.

On each Anniversary Date, including the End Date, the Crediting Base is adjusted to equal the sum of (A) and ((A) multiplied by (B)), where:
(A)	is the Crediting Base immediately prior to an Anniversary Date adjustment; and
(B)	is the Performance Rate, as determined in the Determining the Performance Rate on each Anniversary Date, including the End Date provision below.

The Crediting Base on the Start Date of a Segment is equal to the initial amount allocated or transferred to it.  Thereafter during the Term, the Crediting Base is adjusted:
(a)	by the Performance Rate on each Anniversary Date; or
(b)	upon a withdrawal (which includes any applicable CDSC and premium tax deductions), in accordance with Withdrawals under the General Provisions section of this Rider; or
(c)	by any transfers, in accordance with Transfers of Amounts from a Segment under the Allocations and Transfers provision of this Rider; or
(d)	any quarterly Rider Charge described in any Riders attached to the Contract.

Determining the Performance Rate on each Anniversary Date, including the End Date
The Performance Rate is the specific Percentage Change in the Index Value on the Anniversary Date, including the End Date as calculated in the Percentage Change in the Index Value each Anniversary Date, including the End Date provision below, adjusted by the [Protection Level] and subject to the Performance Cap.

If the Percentage Change of the Index Value on an Anniversary Date, including the End Date is positive and equal to or greater than the Performance Cap, then the Performance Rate on that Anniversary Date equals the Performance Cap. Otherwise, if the Percentage Change is positive and less than the Performance Cap, the Performance Rate on that Anniversary Date equals the Percentage Change of the Index Value.

If the Percentage Change of the Index Value on an Anniversary Date, including the End Date is negative and the absolute value of the Percentage Change is less than or equal to the [Protection Level], then the Performance Rate on that Anniversary Date equals zero. Otherwise, if the Percentage Change is negative and the absolute value of the Percentage Change is greater than the [Protection Level], then the Performance Rate on that Anniversary Date is equal to the Percentage Change of the Index Value on that Anniversary Date, plus the [Protection Level]. If We offer a Segment with a 100% [Protection Level] and the Percentage Change of the Index Value on an Anniversary Date including the End Date is negative then the Performance Rate for such Segments will equal zero.

Percentage Change in the Index Value each Anniversary Date, including the End Date
The Percentage Change used to determine the Performance Rate on each Anniversary Date, including the End Date, is the percentage increase or decrease in the Index Value since the previous Anniversary Date (or the initial Start Date, as applicable).

The Percentage Change on each Anniversary Date, including the End Date is calculated by (A) divided by (B), where:
(A)	is the Index Value on an Anniversary Date, including the End Date minus the Index Value as of the previous Anniversary Date (or the initial Start Date, as applicable); and
(B)	is the Index Value as of the previous Anniversary Date (or the initial Start Date, as applicable). ]

Interim Value
The Interim Value is the value of each Segment, as determined by Us, on any Valuation Date following the Start Date and prior to the End Date of a Segment.

The Interim Value for Segment(s) [with no Annual Locks and Segment(s) with Annual Locks] is determined as described in the provisions below.

[Interim Value for Segment(s) with no Annual Locks]
The Interim Value of a Segment is equal to the sum of (1) and (2), not to exceed the pro-rata portion of the Performance Cap as set forth in (3),where:
(1) is the fair value of the Crediting Base of a Segment on the Valuation Date the Interim Value is calculated. It is determined for a Segment as C multiplied by (1+D) –E  where:
C = the Crediting Base of the Segment on the Valuation Date of the calculation;
D = the Reference Rate;
E = the total days remaining in the Term divided by 365.
(2)	is the fair value of the replicating portfolio of options, determined solely by Us, on any Valuation Date that the Interim Value is calculated for a Segment.
(3)	is F multiplied by (1+(G multiplied by H)), where:
F = the Crediting Base of the Segment on the Valuation Date of the calculation;
G = the Performance Cap for the Segment;
H = the total days elapsed in the Term divided by total days in the Term.

[Interim Value for Segment(s) with Annual Locks
The Interim Value of a Segment is equal to the sum of (1) and (2), not to exceed the pro-rata portion of the Performance Cap as set forth in (3), where:
 (1) is the fair value of the Crediting Base of a Segment on the Valuation Date the Interim Value is calculated. It is determined for a Segment as C multiplied by (1+D) –E  where:
C = the Initial Crediting Base of the Segment that has been pro-rata adjusted for any Transfers, Withdrawals, Death Benefit Payouts, or Surrenders that have occurred during the Term prior to the Valuation Date of the calculation;
D = the Reference Rate;
E = the total days remaining in the Term divided by 365.
(2)	is the fair value of the replicating portfolio of options, determined solely by Us, on any Valuation Date the Interim Value is calculated for a Segment.
(3) is F multiplied by (1+(G multiplied by H)), where:
F = the Crediting Base of the Segment on the Valuation Date of the calculation;
G = the Performance Cap for the Segment;
H = the total days elapsed since the prior Anniversary Date divided by 365. ]

The fair value of the Crediting Base of a Segment with no Annual Locks or a Segment with Annual Locks is meant to represent the market value of the investment instruments supporting the Segment. It is the present value of the Crediting Base of the Segment discounted at a rate that reflects movements in the interest rate market.  The Reference Rate will apply on a uniform basis for a class of Owners in the same Segment and will be administered in a uniform and non-discriminatory manner.

[The maximum Reference Rate is the average U.S. Treasury Constant Maturity yield plus the [LMVA Composite OAS Index] rate. The U.S. Treasury Constant Maturity yield is the rate for the maturity using a set duration.  The average is measured using yields on the 1st, 8th, 15th, and 22nd day of the calendar month preceding the calendar month for which the Reference Rate applies.

If the U.S. Treasury Constant Maturity yield is not published for a particular day, then We will use the yield on the next day it is published. If the U. S. Treasury Constant Maturity yield is no longer published, or is discontinued, then We may substitute another suitable method for determining this component of the Reference Rate. If a U.S. Treasury Constant Maturity yield is not published for a time to maturity that matches the selected duration, then the yield will be interpolated between the yield for maturities that are published.

The [LMVA Composite OAS Index] rate will be as of the last business day of the month for which the Reference Rate applies.  If the [LMVA Composite OAS Index] is no longer available, or is discontinued, We will substitute another suitable index or indexes for determining this component of the Reference Rate. ]

The Reference Rate may be reduced by a rate reduction factor, which increases the value of (1) above. This rate reduction factor will vary with each Indexed Account option and will be declared at the same time a Performance Cap is declared.  This rate reduction factor is available upon request by calling Us.

The replicating portfolio of options are designated by Us for each Segment and are used to estimate the market value of the risk of loss and the possibility of gain on the End Date of a Segment. The market value determined may be positive or negative.

GENERAL PROVISIONS
Effect of Annuitization
Upon the Owner's election to receive payments under an Annuity Payment Option, no further Purchase Payments or Contract Value may be allocated or transferred to an Indexed Account.

Within the period shown in the Indexed Account(s) Contract Specifications under Transfer of Interim Value Prior to the Annuity Commencement Date, the Interim Value for each Segment will be transferred to a Variable Subaccount(s) and the Fixed Account, pursuant to the Owner's instructions on file with Us. If the maximum Maturity Date shown in the Contract has been reached, in the absence of any such transfer instructions, the Interim Value for each Segment will be transferred to a Variable Subaccount(s) or the Fixed Account chosen by Us. The Indexed Account(s) will then terminate.

Discontinuation of / or Substantial Change To An Index
If an Index is discontinued or if an Index calculation substantially changes, We reserve the right to select an alternative index and We will notify the Owner of such changes. Any substitution of an Index is subject to approval by the state insurance authorities where the Contract and this Rider are issued, if required by law.

Suspension or Deferral of Payments or Transfers
We reserve the right to defer payment for a withdrawal, surrender or transfer from any Indexed Account for the period permitted by law but for no more than six (6) months after Notice is received by Us. Any transaction involving the Indexed Account(s) that occurs after the period We defer a payment for a withdrawal, surrender or transfer, will be based on the Interim Value as of the date the transaction was processed.

Effect of Death
If the Death Benefit Option is the Contract Value Death Benefit, the amount of the Death Benefit is equal to the Contract Value, as defined in this Rider, on the Valuation Date the Death Benefit is approved by Our Servicing Office for payment.

If the Death Benefit Option is the Guarantee of Principal Death Benefit, the Contract Value used to determine the amount of the Death Benefit under the Guarantee of Principal Death Benefit Rider attached to the Contract will be construed to mean the Contract Value, as defined in this Rider, on the Valuation Date the Death Benefit is approved by Our Servicing Office for payment.

Withdrawals
Prior to the Annuity Commencement Date, the Owner may make withdrawals of amounts up to the Contract Value, as defined in this Rider, minus any CDSC. In the absence of instructions the withdrawal will be deducted first from each Variable Subaccount on a pro-rata basis, from the Transfer Account,  then from the Fixed Account and lastly from each Segment on a pro-rata basis.

The Crediting Base for each Segment will be reduced proportionately by the amount that the withdrawal reduced the Segment's Interim Value immediately prior to the withdrawal.

Withdrawals will be subject to the Withdrawal and Surrender Requirements shown in the Contract Specifications.

Surrenders
Upon surrender of the Contract to which this Rider is attached, the amount of the surrender value on the Valuation Date of the surrender will be the Contract Value, as defined in this Rider, minus any CDSC. Surrenders will be subject to the Withdrawal and Surrender Requirements shown in the Contract Specifications.

Effect on Other Riders
While this Rider is in effect, the quarterly Rider Charge described in any Riders attached to the Contract will be deducted first from each Variable Subaccount on a pro-rata basis, then from the Fixed Account and lastly from each Segment on a pro-rata basis. The Crediting Base for each Segment will be reduced proportionately, on the Valuation Date the Rider Charge was deducted, by the amount the deduction reduces the Interim Value for that Segment.

TERMINATION OF THIS RIDER
 This Rider will terminate on the earliest of:
(a)	the Annuity Commencement Date; or
(b)	the date the Contract to which this Rider is attached terminates.

AR-601